Jason Industries Reports First Quarter 2016 Results

MILWAUKEE, May 9, 2016 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or the “Company”) today reported first quarter 2016 net sales of $191.0 million, net loss of $3.0 million and diluted loss per share of $0.15. These results included pre-tax restructuring and integration costs of $4.3 million. For the first quarter of 2016, adjusted net income was $0.6 million and adjusted earnings per share was $0.02.

“Shipments on significant new business awards in Acoustics drove organic growth in the quarter. However, we saw continued soft global demand in industrial end markets in Finishing and Components,” said Jeffry N. Quinn, chairman and chief executive officer of Jason. “Operational execution in our Seating business showed sequential improvement during the quarter and we continue to focus on further improving results in the business.”

“In the quarter, we implemented our global cost reduction program across all of our businesses. This program will reduce costs by $5 million to $7 million in 2016 compared with 2015, through reduced selling and administrative costs, and operational optimization. We are also making investments in our organization to improve operational performance and reliability,” added Quinn.

First Quarter 2016 Financial Results (versus the year ago period):

Net sales growth in Acoustics and Seating offset volume softness in Finishing and Components, excluding the impact of foreign currency. Net sales of $191.0 million increased $15.1 million, or 8.6 percent. Net sales were negatively impacted by $1.6 million, or 0.9 percent, of foreign currency translation. Net sales includes $9.5 million, or 5.4 percent, of acquisition growth from the acquisition of DRONCO within Finishing. Excluding the impact of foreign currency and acquisitions, organic sales growth was 4.1 percent.

Adjusted EBITDA was $18.3 million, or 9.6 percent of net sales, compared with $21.0 million, or 11.9 percent of net sales. Adjusted EBITDA margin decrease of 230 bps was driven by unfavorable product mix in Finishing and operational inefficiencies in Seating. The Adjusted EBITDA decrease of $2.7 million was negatively impacted by $0.1 million of foreign currency translation.

Net loss was $3.0 million compared with net loss of $0.9 million. Diluted loss per share was $0.15 compared with diluted loss per share of $0.07. Adjusted net income was $0.6 million compared with adjusted net income of $2.0 million. Adjusted earnings per share was $0.02 compared with $0.07.

Net cash provided by operating activities was $10.3 million. Capital expenditures were $6.4 million, a decrease of $0.8 million. Free cash flow was $2.0 million compared with negative free cash flow of $4.9 million, and was positively impacted by improved working capital and timing of incentive compensation payments as compared to 2015. Free cash flow was reduced by $1.8 million of preferred stock dividends, compared with $0.9 million, due to timing of the end of the fiscal period.

Net debt to Adjusted EBITDA on a pro forma trailing twelve-month basis was 5.2x as of the end of the first quarter. Total liquidity as of the end of the first quarter was $83.7 million, comprised of $37.4 million of cash and cash equivalents and $46.3 million of availability on revolving loan facilities globally.

First Quarter 2016 Segment Results (versus the year ago period):

Seating
Seating net sales of $52.0 million increased $1.0 million, or 1.9 percent, negatively impacted by foreign currency translation of $0.1 million, or 0.2 percent. Sales increased on growth in heavy industry and power sports seating, with lower volumes in heavyweight motorcycle. Adjusted EBITDA was $6.6 million, or 12.8 percent of net sales, compared with $8.0 million, or 15.6 percent of net sales. Adjusted EBITDA was negatively impacted by operational inefficiencies, lower pricing and unfavorable product mix.

Finishing
Finishing net sales of $50.3 million increased $7.4 million, or 17.3 percent, including net sales of $9.5 million from the acquisition of DRONCO, and a negative foreign currency translation impact of $1.3 million, or 3.1 percent. Excluding the impact of foreign currency and acquisitions, organic sales decreased 1.8 percent with lower global industrial demand. Adjusted EBITDA was $5.2 million, or 10.4 percent of net sales, compared with $6.3 million, or 14.7 percent of net sales, and was negatively impacted by unfavorable product mix.

Acoustics
Acoustics net sales of $61.9 million increased $11.0 million, or 21.6 percent, and were negatively impacted by foreign currency translation of $0.2 million, or 0.3 percent. Excluding the impact of foreign currency, organic sales growth was 21.9 percent driven by increased volumes on new platform awards. Adjusted EBITDA was $6.6 million, or 10.7 percent of net sales, compared with $4.9 million, or 9.5 percent of net sales. Adjusted EBITDA margin improved on lower material costs.

Components
Net sales in Components of $26.8 million decreased $4.3 million, or 13.7 percent, with lower demand for industrial metal products and expected volume declines in smart utility meter components. Adjusted EBITDA was $4.6 million, or 17.2 percent of net sales, compared with $5.2 million, or 16.6 percent of net sales. Adjusted EBITDA margin improved on lower material costs.

Corporate
Corporate expenses of $4.7 million increased $1.5 million primarily due to manufacturing and supply chain improvement initiatives and training, and investments in enhancing the Company’s organizational structure, leadership, and talent.

2016 Guidance:

“We are aggressively pursuing additional cost actions to offset the headwinds we see in our end markets and meet our commitments to shareholders. Our focus remains on driving margin expansion, free cash flow generation and de-levering our balance sheet,” said Quinn.

For 2016, Jason reaffirms guidance of net sales in the range of $735 to $750 million and Adjusted EBITDA in the range of $84 to $90 million.

Conference Call:

The Company will hold a conference call to discuss its first quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-407-3982 (domestic) or 201-493-6780 (international). Participants should ask for the Jason Industries First Quarter Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the replay passcode 13635947. The telephonic replay will be available until 11:59 pm (Eastern Time), May 16, 2016. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including DRONCO (Wunsiedel, Germany), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). Headquartered in Milwaukee, Wis., Jason employs more than 4,400 people in 14 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, purchase accounting adjustments, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (ii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions) and (b) the period-to-period change in results (excluding acquisitions) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding period of the prior year.
Contact Information
Investor Relations:
Chad Paris
investors@jasoninc.com
414.277.2007

Media: Melissa Zona
mzona@jasoninc.com
636.751.4057

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	April 1, 2016	March 27, 2015
Net sales	$190,974	$175,836
Cost of goods sold	153,083	136,889
Gross profit	37,891	38,947
Selling and administrative expenses	32,301	31,493
Loss on disposals of property, plant and equipment - net	703	26
Restructuring	2,717	1,704
Transaction-related expenses	—	176
Operating income	2,170	5,548
Interest expense	(8,024)	(7,506)
Equity income	169	282
Other income - net	118	35
Loss before income taxes	(5,567)	(1,641)
Tax benefit	(2,551)	(747)
Net loss	$(3,016)	$(894)
Less net loss attributable to noncontrolling interests	(510)	(151)
Net loss attributable to Jason Industries	$(2,506)	$(743)
Accretion of preferred stock dividends	900	900
Net loss available to common shareholders of Jason Industries	$(3,406)	$(1,643)

Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.15)	$(0.07)

Weighted average number of common shares outstanding:
Basic and diluted	22,388	21,991

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	April 1, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$37,382	$35,944
Accounts receivable - net of allowances for doubtful accounts of $2,673 at April 1, 2016 and $2,524 at December 31, 2015	98,052	79,088
Inventories - net	79,220	80,432
Other current assets	27,926	30,903
Total current assets	242,580	226,367
Property, plant and equipment - net of accumulated depreciation of $51,632 at April 1, 2016 and $44,254 at December 31, 2015	193,399	196,150
Goodwill	107,442	106,170
Other intangible assets - net	156,049	157,915
Other assets - net	10,072	10,490
Total assets	$709,542	$697,092

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$6,202	$6,186
Accounts payable	66,914	56,838
Accrued compensation and employee benefits	25,683	18,750
Accrued interest	150	75
Other current liabilities	27,520	28,733
Total current liabilities	126,469	110,582
Long-term debt	427,367	426,150
Deferred income taxes	54,817	57,247
Other long-term liabilities	18,093	18,119
Total liabilities	626,746	612,098

Commitments and contingencies

Equity
Preferred stock, $0.0001 par value (5,000,000 shares authorized, 45,000 shares issued and outstanding at April 1, 2016 and December 31, 2015)	45,000	45,000
Jason Industries common stock, $0.0001 par value (120,000,000 shares authorized; issued and outstanding: 22,326,982 shares at April 1, 2016 and 22,295,003 shares at December 31, 2015)	2	2
Additional paid-in capital	143,174	143,533
Retained deficit	(98,503)	(95,997)
Accumulated other comprehensive loss	(20,478)	(21,456)
Shareholders’ equity attributable to Jason Industries	69,195	71,082
Noncontrolling interests	13,601	13,912
Total equity	82,796	84,994
Total liabilities and equity	$709,542	$697,092

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Three Months Ended
	April 1, 2016	March 27, 2015
Cash flows from operating activities
Net loss	$(3,016)	$(894)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	7,218	6,843
Amortization of intangible assets	3,079	3,568
Amortization of deferred financing costs and debt discount	752	753
Equity income	(169)	(282)
Deferred income taxes	(1,880)	(2,713)
Loss on disposals of property, plant and equipment - net	703	26
Non-cash stock compensation	576	2,063
Net increase (decrease) in cash due to changes in:
Accounts receivable	(18,238)	(24,186)
Inventories	2,164	(1,153)
Other current assets	2,202	(1,157)
Accounts payable	10,755	8,818
Accrued compensation and employee benefits	6,729	2,829
Accrued interest	75	6,460
Accrued income taxes	(1,057)	1,083
Other - net	376	1,154
Total adjustments	13,285	4,106
Net cash provided by operating activities	10,269	3,212
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment and other assets	91	18
Payments for property, plant and equipment	(6,449)	(7,235)
Acquisitions of business, net of cash acquired	—	(350)
Acquisitions of patents	(31)	(69)
Net cash used in investing activities	(6,389)	(7,636)
Cash flows from financing activities
Payments of First Lien term loan	(775)	—
Proceeds from other long-term debt	2,874	228
Payments of other long-term debt	(2,630)	(612)
Payments of preferred stock dividends	(1,800)	(900)
Net cash used in financing activities	(2,366)	(1,284)
Effect of exchange rate changes on cash and cash equivalents	(76)	(1,643)
Net increase (decrease) in cash and cash equivalents	1,438	(7,351)
Cash and cash equivalents, beginning of period	35,944	62,279
Cash and cash equivalents, end of period	$37,382	$54,928

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Seating
Net sales	$50,960	$51,909	$37,198	$36,725	$176,792	$51,950				$51,950
Adjusted EBITDA	7,960	9,311	2,904	(409)	19,766	6,629				6,629
Adjusted EBITDA % net sales	15.6%	17.9%	7.8%	(1.1)%	11.2%	12.8%				12.8%

Finishing
Net sales	$42,850	$46,646	$52,339	$49,559	$191,394	$50,276				$50,276
Adjusted EBITDA	6,311	6,727	7,223	5,538	25,799	5,229				5,229
Adjusted EBITDA % net sales	14.7%	14.4%	13.8%	11.2%	13.5%	10.4%				10.4%

Acoustics
Net sales	$50,921	$56,052	$51,755	$59,319	$218,047	$61,911				$61,911
Adjusted EBITDA	4,854	7,338	7,014	8,309	27,515	6,615				6,615
Adjusted EBITDA % net sales	9.5%	13.1%	13.6%	14.0%	12.6%	10.7%				10.7%

Components
Net sales	$31,105	$32,971	$29,882	$28,175	$122,133	$26,837				$26,837
Adjusted EBITDA	5,173	5,529	5,211	5,030	20,943	4,613				4,613
Adjusted EBITDA % net sales	16.6%	16.8%	17.4%	17.9%	17.1%	17.2%				17.2%

Corporate
Adjusted EBITDA	$(3,295)	$(4,005)	$(3,762)	$(1,797)	$(12,859)	$(4,747)				$(4,747)

Consolidated
Net sales	$175,836	$187,578	$171,174	$173,778	$708,366	$190,974				$190,974
Adjusted EBITDA	21,003	24,900	18,590	16,671	81,164	18,339				18,339
Adjusted EBITDA % net sales	11.9%	13.3%	10.9%	9.6%	11.5%	9.6%				9.6%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	1Q 2016
	Seating	Finishing	Acoustics	Components	Jason Consolidated

Net sales
Organic sales growth	2.1%	(1.8)%	21.9%	(13.7)%	4.1%
Currency impact	(0.2)%	(3.1)%	(0.3)%	—%	(0.9)%
Acquisitions	—%	22.2%	—%	—%	5.4%
Growth as reported	1.9%	17.3%	21.6%	(13.7)%	8.6%

Free Cash Flow

	1Q	1Q
	2015	2016
Operating Cash Flow	$3,212	$10,269
Less: Capital Expenditures	(7,235)	(6,449)
Less: Preferred Stock Dividends	(900)	(1,800)
Free Cash Flow After Dividends	$(4,923)	$2,020

Net Debt to Adjusted EBITDA

	April 1, 2016
Current and long-term debt	$433,569
Add: Debt discounts and deferred financing costs	14,452
Less: Cash and cash equivalents	(37,382)
Net Debt	$410,639

Adjusted EBITDA
2Q15	$24,900
3Q15	18,590
4Q15	16,671
1Q16	18,339
TTM Adjusted EBITDA	78,500
Acquisitions TTM Adjusted EBITDA*	391
Pro Forma TTM Adjusted EBITDA	$78,891

Net Debt to Adjusted EBITDA	5.2	x

*Acquisitions TTM Adjusted EBITDA includes Adjusted EBITDA prior to the date of the acquisition during the trailing twelve months.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net income (loss)	$(894)	$(865)	$(3,176)	$(84,666)	$(89,601)	$(3,016)				$(3,016)
Tax provision (benefit)	(747)	644	(1,814)	(20,338)	(22,255)	(2,551)				(2,551)
Interest expense	7,506	7,918	7,996	8,415	31,835	8,024				8,024
Depreciation and amortization	10,411	11,476	11,691	11,670	45,248	10,297				10,297
EBITDA	16,276	19,173	14,697	(84,919)	(34,773)	12,754				12,754
Adjustments:
Impairment charges(1)	—	—	—	94,126	94,126	—				—
Restructuring(2)	1,704	1,010	923	163	3,800	2,717				2,717
Transaction-related expenses(3)	176	710	—	—	886	—				—
Integration and other restructuring costs(4)	758	1,122	1,467	5,700	9,047	1,589				1,589
Share-based compensation(5)	2,063	2,889	1,511	1,506	7,969	576				576
Loss (gain) on disposals of fixed assets—net (6)	26	(4)	(8)	95	109	703				703
Total adjustments	4,727	5,727	3,893	101,590	115,937	5,585				5,585
Adjusted EBITDA	$21,003	$24,900	$18,590	$16,671	$81,164	$18,339				$18,339

(1)	Represents non-cash impairment charges of $58.8 million and $35.3 million related to impairment of goodwill and other intangible assets, respectively, in the seating segment.

(2)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(3)	Transaction-related expenses primarily consist of professional service fees related to the Company’s acquisition and divestiture activities.

(4)
During 2016, integration and other restructuring costs includes costs incurred in connection with the start-up of a new acoustics segment facility in Richmond, Indiana. During 2015, integration and other restructuring costs includes 1) equipment move costs and incremental facility preparation and related costs incurred in connection with the start-up of new acoustics segment facilities in Warrensburg, Missouri and Richmond, Indiana, and 2) $5.9 million of severance and expenses related to the transitions of the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO), partially offset by 3) a $0.8 million gain resulting from termination of an unfavorable lease recorded in acquisition accounting. Such costs are not included in restructuring for GAAP purposes.

(5)
Represents non-cash share based compensation expense for awards under the Company’s 2014 Omnibus Incentive Plan. During 2015, share based compensation includes $2.9 million of expense due to accelerated vesting of RSU’s related to the transition of the Company’s CEO and CFO.

(6)	Loss (gain) on disposals of fixed assets for the first quarter of 2016 includes a loss of $0.6 million on a seating segment facility held for sale.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
GAAP Net income (loss)	$(894)	$(865)	$(3,176)	$(84,666)	$(89,601)	$(3,016)				$(3,016)
Adjustments:
Impairment charges	—	—	—	94,126	94,126	—				—
Restructuring	1,704	1,010	923	163	3,800	2,717				2,717
Transaction-related expenses	176	710	—	—	886	—				—
Integration and other restructuring costs	758	1,122	1,467	5,700	9,047	1,589				1,589
Share based compensation	2,063	2,889	1,511	1,506	7,969	576				576
Loss (gain) on disposal of fixed assets - net(3)						703				703
Tax effect on adjustments(1)	(1,786)	(1,505)	(1,204)	(16,097)	(20,593)	(1,926)				(1,926)
Adjusted net income (loss)	$2,021	$3,361	$(479)	$732	$5,634	$643				$643

Effective tax rate on adjustments(1)	38%	26%	31%	16%	18%	34%				34%

Diluted weighted average number of common shares outstanding (GAAP):	21,991	22,011	22,161	22,289	22,145	22,388				22,388
Plus: effect of dilutive share-based compensation (non-GAAP)(2)	—	—	—	—	—	—				—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(2)	7,139	7,139	7,139	7,139	7,139	7,139				7,139
Diluted weighted average number of common shares outstanding (non-GAAP)(2)	29,130	29,150	29,300	29,428	29,284	29,527				29,527

Adjusted earnings (loss) per share	$0.07	$0.12	$(0.02)	$0.02	$0.19	$0.02				$0.02

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.07)	$(0.07)	$(0.16)	$(3.20)	$(3.53)	$(0.15)				$(0.15)
Adjustments net of income taxes:
Impairment charges, net of noncontrolling interest	—	—	—	3.00	3.02	—				—
Restructuring	0.05	0.04	0.03	0.01	0.12	0.08				0.08
Transaction-related expenses	—	0.03	—	—	0.03	—				—
Integration and other restructuring costs	0.02	0.03	0.04	0.16	0.26	0.04				0.04
Share based compensation	0.06	0.09	0.05	0.06	0.25	0.02				0.02
Loss (gain) on disposal of fixed assets - net(3)						0.02				0.02
GAAP to non-GAAP impact per share(2)	0.01	—	0.02	(0.01)	0.04	0.01				0.01
Adjusted earnings (loss) per share	$0.07	$0.12	$(0.02)	$0.02	$0.19	$0.02				$0.02

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, nondeductible impairment of goodwill, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)
Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock.

(3)
In 2015, the Company did not exclude losses and gains on disposals of fixed assets from adjusted net income due to insignificance. Loss (gain) on disposals of fixed assets for the first quarter of 2016 includes a loss of $0.6 million on a seating segment facility held for sale.